Exhibit 99.1

        Renhuang Pharmaceuticals Announces Fourth Quarter 2006 Guidance:

         Another record quarter expected due to strong growth in product sales

    HARBIN, China--(BUSINESS WIRE)--Oct. 30, 2006--Renhuang Pharmaceuticals, Inc. (or "the Company", Stock symbol: RHGP.OB), a leading provider of natural health care products in the People's Republic of China (PRC), today announced guidance for the three months ending October 31, 2006, which is the fourth quarter of the Company's Chinese operating subsidiary fiscal year.

    The Company expects to reach a new record for quarterly earnings during the August to October quarter. The Company estimates that net income will be US$2.8 to US$3.0 million, compared to US$2.6 million dollars in the third quarter of 2006. Revenue is expected to be between US$8.5 and US$9 million.

    Li Shaoming, Chairman of Renhuang Pharmaceuticals, commented, "Our fourth quarter is shaping up to be another record period for us. Demand for our primary Siberian Ginseng showed solid growth, and we were able to continue to gain traction in expanding our distribution capabilities in our domestic market."

    Renhuang will release its full fourth quarter earnings report no later than December 15, 2006.

    About Renhuang Pharmaceuticals, Inc.:

    Renhuang Pharmaceuticals is a leading bio-pharmaceutical company located in Harbin in the Heilongjiang Province in Northeast China. Renhuang is primarily engaged in the research, production, and sales of bio-pharmaceutical products in Mainland China. The Company's main products are Siberian ginseng, shark liver oil and several other traditional medical products. It is estimated that 70% of China's natural supply of Siberian Ginseng is currently controlled by the Company.

    The company also anticipates approval within six to nine months by State Food and Drug Administration ("SFDA") for up to five of its new Monoclonal Antibody Reagent Box series products. These products are 60% more reliable than those from its competitors and also adhere to "Good Manufacturing Practices", or "GMP". Moreover, the company is in the process of building its own immune system research and development function. Overall, the company is able to achieve significant cost savings compared to most of its competitors, who purchase their raw materials from third parties.

    Over 2000 sales agents are employed in seventy sales centers across twenty-four districts and cover over 50% of the greater China area and 80% of its population, including the most populous and developed Eastern China. The Company employs over 50 people in its R&D department, a number of which are well recognized and respected pharmaceutical professors and research scientists from National Navy Pharmaceutical Research Center, Beijing Ellionbio Research Center and other well known institutions. State of the art research and production facilities using the latest technologies are currently used by the Company's scientists to develop new and innovative areas, including antiseptic and immune system products and Diagnostic kits.

    Safe Harbor Statement

    This press release contains certain statements that may include 'forward-looking statements' as defined in the Securities Act of 1933, and the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are 'forward-looking statements.' Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

    The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

    CONTACT: Investor and media:
             Tip Fleming
             Christensen
             14 Wall Street, 20th floor
             New York
             917-412-3333
             email: tfleming@christensenir.com
             or
             In China:
             Gina Gao
             Renhuang Pharmaceuticals Inc
             #281, Taiping Street, Daowai Street, Harbin, China
             PC:150050
             0086-451-57620378
             Fax: 0086-451-57606414
             email: gs@renhuang.com